Exhibit 99.1

NEWS RELEASE

WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Announces
Agreement to Acquire Carlton-Bates Company
Contact: Stephen A. Van Oss, Senior Vice President and
Chief Financial and Administrative Officer
WESCO International, Inc. (412) 454-2271, Fax: (412) 454-2477
http://www.wesco.com
Pittsburgh, PA, August 17, 2005 – WESCO International, Inc. [NYSE: WCC] today announced that it has entered into an all-cash definitive purchase agreement to acquire Carlton-Bates Company subject to certain customary conditions, including regulatory approvals required under the Hart-Scott-Rodino Act.
Carlton-Bates, with headquarters in Little Rock, Arkansas, was founded in 1957 and has annualized 2005 sales of approximately $300 million. The company is a large regional industrial distributor of electrical and electronic components with a special emphasis on electromechanical applications and electronic controls applications. Carlton-Bates, with 32 branch locations and four regional warehouses, serves an estimated 20,000 customers throughout the United States and Mexico, with a concentration in core markets of the Southeastern, Southwestern, and Midwestern United States. A division of Carlton-Bates, LADD Industries, Inc., is the sole U.S. distributor of engineered connecting devices for the Deutsch Company, Inc.’s Industrial Products Division. LADD provides sales and services for engineered environmentally sealed, heavy-duty electrical interconnection devices for critical circuits and applications in harsh environments where high performance and reliability are required.
Mr. Roy W. Haley, WESCO’s Chairman and Chief Executive Officer, stated, “We are very pleased with the prospect of combining Carlton-Bates into WESCO’s leading position in the electrical distribution market. This important acquisition provides a unique opportunity to more deeply penetrate the original equipment manufacturer market segment with specialty products, applications and value-added services. Carlton-Bates has an effective and proven marketing strategy to the OEM market and has a track record of growth and responsive customer service. The planned acquisition of Carlton-Bates, along with the recently closed acquisition of Fastec Industrial Corp., provides WESCO the opportunity to strategically supplement our proven organic growth model.”

Mr. William P. Carlton, Chief Executive Officer of Carlton-Bates Company, commented, “WESCO Distribution provides a significant strategic platform to expand our base of operations. This is an exciting opportunity for the employees, customers and suppliers of Carlton-Bates. We firmly believe our unwavering commitment to sales and service will lead to increased sales opportunities given WESCO’s market coverage and outstanding base of industrial customers.”
Mr. Stephen A. Van Oss, WESCO’s Senior Vice President and Chief Financial and Administrative Officer, stated, “The combination of Carlton-Bates and WESCO should provide significant synergies in a variety of profit enhancing areas including sales, sourcing, operations and administration. Assuming a September 30, 2005 closing of the transaction, we expect the acquisition of Carlton-Bates to be accretive to WESCO’s earnings per share by $0.08 in 2005 and to positively affect 2006 earnings per share by $0.37-$0.40.”
Separately, the Company confirmed the completion of its previously announced acquisition of Fastec Industrial Corp. Fastec, with annual sales of approximately $55 million, is a nationwide importer and distributor of industrial fasteners, cabinet hardware, and locking and latching products.
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WESCO International, Inc. [NYSE: WCC] is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation’s largest provider of integrated supply services with 2004 annual product sales of approximately $3.7 billion. The Company employs approximately 5,350 people, maintains relationships with 24,000 suppliers, and serves more than 100,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates five fully automated distribution centers and approximately 350 full-service branches in North America and selected international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.
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The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as well as the Company’s other reports filed with the Securities and Exchange Commission.